EXHIBIT 10.2
SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (“Agreement”) is made by and between Billy Brooks (“you” or “Employee”) and Bloom Energy Corporation (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) as of the Effective Date (as defined below).

1.Employment Separation.
Your employment relationship with the Company is terminated effective Tuesday, January 16th, 2024 (your “Termination Date”).

2.    Separation Agreement Benefits.
Provided that you accept and comply with the terms of this Agreement, and you do not revoke your acceptance as provided for herein, the Company will provide you with the following benefits (the “Separation Agreement Benefits”):

A.Within 45 days following the Effective Date, a payment equivalent to TWELVE month’s base salary, a total of $477,000.00 less all applicable federal, state, and local payroll withholdings and deductions, in a lump sum payment; and

B.If you are eligible to and do timely elect to continue group health coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Company will pay the COBRA premiums for up to the first TWELVE months of continuing coverage for you and your eligible dependents at the same level and for the same eligible dependents covered as of the date you were provided with this Agreement. These benefits will be paid directly to the provider on your behalf. Upon completion of this period, the Company will cease paying COBRA premiums and you are responsible for all further COBRA payments.

3.    Equity.
Pursuant to your Stock Option and/or Award Agreement(s) with the Company and the Company’s 2002 and 2012 Stock Plans and 2018 Equity Incentive Plans, any unvested shares cancel as of your Termination Date.

4.    No Admission.
It is understood and agreed that this Agreement shall not be construed as an admission by either party of any liability or the violation of any law, statute, ordinance, contract, regulation or legal or moral duty whatsoever. The Company specifically disclaims any liability to you for any violation of any law, statute, ordinance, contract or duty.

5.    General Release.

5.1    In consideration for the Separation Agreement Benefits, you knowingly and voluntarily release and forever discharge the Company and its and/or its parent, subsidiary, affiliated, predecessor, or successor companies, its/their past or present owners, stockholders, directors, officers, employees, contractors, agents, attorneys, insurers, assigns, and representatives (the “Released Parties”) from all actions, suits, claims, demands, damages, monies, injunctive relief, attorney’s fees, liabilities, debts, grievances, arbitrations, charges,

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interest, expenses and costs, contracts, equity, stock (including “phantom stock”), stock options, ownership interest, management fees, promises, judgments, awards, orders, executions or demands of any nature whatsoever, and/or causes of action of whatever kind or character whether known or unknown, suspected or unsuspected, which you ever had, now have, or which your heirs, assigns, executors or administrators hereafter can, shall or may have, arising out of or relating in any way to any acts, circumstances, facts, transactions, omissions, or other subject matters, based on facts occurring prior to the time you execute this Agreement.

5.2 Your release of the Company and the Released Parties includes, but is not limited to: (i) any claims, actions, suits or charges arising out of your employment with the Company and/or the termination of your employment with the Company, including, but not limited to, any salary, wages, bonuses, equity, stock (including “phantom stock”), stock options, ownership interest, management fees, holiday pay, vacation, employee benefits, defamation, libel, personal injury, any additional compensatory damage; (ii) any claim that the Company or any of the Released Parties discriminated, harassed or retaliated against you on the basis of race, color, sex, sexual orientation, religion, national origin, disability, medical condition, ancestry, veteran status, marital status, age, and/or any other protected category; (iii) that the Company or any of the Released Parties violated any promise or agreement either express or implied with you; (iv) any and all claims arising under Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act (ADA); the Age Discrimination in Employment Act (ADEA); the Older Workers Benefit Protection Act (OWBPA), the Employee Retirement Income Security Act (ERISA); the National Labor Relations Act (NLRA); the Family and Medical Leave Act (FMLA); The Fair Labor Standards Act (FLSA); claims under the California Labor, Civil, and Government Codes, including without limitation the California Fair Employment and Housing Act (the FEHA), the California Family Rights Act (CFRA), and the California Wage Orders; and the Unfair Business Practices Act; all other federal, state or local labor or employment/human rights laws; and any other federal, state or local statute, rule, regulation or ordinance or the common law which might arise out of your association with, employment with, and/or termination from employment with the Company; (v) claims for wrongful termination in violation of public policy and/or the FEHA, any and all other common law claims and/or causes of action of whatever kind or character, in tort or contract, statutory or otherwise, for legal or equitable relief. All such claims, liabilities or causes of action (including, without limitation, claims for related attorneys’ fees and costs) are forever barred by this Agreement regardless of the forum in which they may be brought. The Parties intend for this release to be as broad as possible and inclusive and effective to the fullest extent permitted by law. Notwithstanding the foregoing, you do not waive or release any claim which cannot be waived or released by private agreement. Specifically, nothing in this Agreement shall prevent you from filing a charge or complaint with, or from participating in, an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), Department of Fair Employment and Housing (DFEH) or any other federal, state or local agency charged with the enforcement of any employment laws. You, understand that by signing this Agreement, you waive the right to recover any damages or to receive other relief in any claim or suit brought by or through the EEOC, the DFEH or any other state or local deferral agency on your behalf to the fullest extent permitted by law.

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5.3    You represent that you have no lawsuits, administrative charges, claims, or actions pending in your name, or on behalf of any other person or entity, against the Company or any of the Released Parties.

5.4    It is a condition of this Agreement, and it is the Parties’ intention by executing this Agreement, that the release of claims contained in this Agreement shall be effective as a bar to each and every claim, whether now known or unknown. As such, you expressly, knowingly and voluntarily waive any and all rights and benefits conferred by section 1542 of the California Civil Code and do so understanding and acknowledging the significance and consequence of such specific waiver of section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

5.5 To the extent the release set forth in this Agreement expressly extends to persons or entities that are not signatories to this Agreement, it is expressly declared to be for their benefit and use.

6.    No Other Consideration.
You agree and acknowledge that the Separation Agreement Benefits shall constitute the entire consideration provided to you and you will not seek any further compensation for any claim, damage, cost, or attorney’s fees in connection with the matters encompassed in this Agreement. You represent and acknowledge that the consideration contained in this Agreement constitutes a full satisfaction and accord of any claims you have or may have against the Company or any of the Released Parties. You acknowledge the Separation Agreement Benefits constitute ample consideration, the sufficiency of which is hereby acknowledged, for your promises in this Agreement.

7.    Employee Representations.
You agree and acknowledge that the Company is paying the Separation Agreement Benefits in reliance upon the following: a) You have been paid all compensation owed by the Company up to and including the Termination Date, including salary, wages, bonus, expense reimbursements and accrued unused vacation pay, and all other benefits or payments and that the payments provided for in this Agreement are in addition to all such monies; b) You have returned all Company property to the Company, including all confidential information, computer hardware or software, printer, copier, files, papers, memoranda, correspondence, customer lists, financial data, credit cards, keys, recordings, pictures, passwords and security access cards, and any other items of any nature which were or are the property of the Company; c) You will not retain any copies (whether in electronic or hard copy format) of any such property in your possession or under your control; d) You have no reason to believe that you have suffered any injuries or illnesses on the job which have not been reported to the Company in writing; and e) You acknowledge that you have been properly provided any leave of absence because of your or your family member’s health condition and have not

EXHIBIT 10.2
been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

8.    Arbitration.
The Parties acknowledge that as part of this Agreement and in exchange for valid consideration described above, they have mutually agreed to submit to arbitration any future disputes between them and/or between you and any of the Released Parties, whether or not arising out of this Agreement and/or your employment with the Company and/or its termination. Thus, all future disputes, controversies or differences which may arise between the Parties (including between you and the Released Parties), whether arising in contract, statute, tort, fraud, misrepresentation, discrimination, common law or any other legal theory, including, but not limited to disputes relating to claims for wrongful termination; personal, physical or emotional injury; defamation; wages or other compensation due; equity, options, stock or any ownership interest; penalties; benefits; reimbursement of expenses; discrimination or harassment, including but not limited to discrimination or harassment based on race, sex, pregnancy, religion, national origin, ancestry, age, marital status, physical disability, mental disability, medical condition, or sexual orientation; retaliation; violation of any federal, state or other governmental constitution, statute, ordinance or regulation (as originally enacted and as amended); disputes relating to the making, performance, validity, or interpretation of this Agreement, or the relationship of the parties, including the type of relationship; and claims or other disputes arising under but not limited to Title VII of the Civil Rights Act of 1964, ADEA, ADA, ERISA, COBRA, FMLA, FLSA, FEHA, CFRA, California Labor Code, California Civil Code, and the California Wage Orders, or any other similar federal, state or local law or regulation, whenever brought, which cannot be settled by the Parties themselves, shall be settled finally and bindingly by arbitration, to be held in the county (or comparable government unit) in which you are or were last employed by the Company, in accordance with the Federal Arbitration Act and with the Employment Arbitration and Mediation Rules then in effect of the American Arbitration Association available at www.adr.org, provided that the Company shall be responsible for all fees and costs unique to the arbitration process (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court). If the Federal Arbitration Act is inapplicable for any reason, then the arbitration law of the state in which you work or last worked for the Company shall apply. For claims subject to arbitration, the arbitrator will apply the substantive law of the state in which you work or worked, or federal law, or both, as applicable. In any arbitration proceeding conducted pursuant to this paragraph, the Parties shall have the right to discovery, to call witnesses, and to cross-examine the other party’s witnesses. The arbitrator shall render a final decision in writing, setting forth the reasons for the arbitration award. Both Parties are bound by this agreement to arbitrate. Notwithstanding the foregoing, this section will not (1) prevent either Party from seeking public injunctive relief, or from seeking provisional relief in court in connection with an arbitration when available by law, (2) cover claims which, under applicable law, are not subject to or are excluded from arbitration, or (3) restrict your right to file administrative claims with any government agency (where the parties may not restrict an employee’s ability to file such claims), understanding that the Company and you still agree to resolve the underlying claims in arbitration to the fullest extent permitted by law. THE PARTIES WAIVE THEIR RIGHT TO HAVE ANY SUCH DISPUTE, CLAIM OR CONTROVERSY DECIDED BY A JUDGE OR JURY IN A COURT. THE PARTIES ALSO AGREE THAT EACH MAY BRING CLAIMS AGAINST THE

EXHIBIT 10.2
OTHER ONLY IN THEIR INDIVIDUAL CAPACITIES, AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR COLLECTIVE PROCEEDING.

9.    Confidentiality of Agreement.
You agree not to disclose the terms of this Agreement, or the fact of its existence or execution, to anyone other than your immediate family members, attorneys or accountants, governmental taxing authorities, or pursuant to a subpoena or order of a court of proper jurisdiction or to the EEOC, DFEH or National Labor Relations Board (NLRB) to the extent required by law. This Confidentiality provision is a material term of this agreement.

10.    Non-Disparagement.
Other than in connection with filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, or other comparable federal, state, or local agency; testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or sexual harassment; or under a valid subpoena or court order to do so, you agree that you shall not orally or in writing criticize, disparage or otherwise undermine the reputation of the Company or any of the Released Parties or comment in any negative way upon the business operations, products, services, practices, procedures or policies of the Company or any of the Released Parties for a period of two years after the Effective Date. Your non- disparagement obligation is a material term of this Agreement.

11. Severability.
Should any clause or provision of this Agreement be declared illegal or unenforceable, it shall be modified as minimally necessary to be enforceable. If the provision cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect, provided, however, that if the deletion of such provision materially affects the operation of the release by you of all claims against the Company and/or the Released Parties, there shall be no obligation for the Company to make any payment to you under this Agreement and any payment already made by the Company to you in accordance with this Agreement shall be fully recoverable by the Company from you.

12.    No Reliance.
The Parties represent and acknowledge that in executing this Agreement, they do not rely and have not relied upon any representation or statement made by the other party or the other party’s agents, attorneys, employees, officers, directors, or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those specifically stated in this Agreement.

13. Continuing Obligations.

13.1    You acknowledge and agree that you shall continue to be bound by any continuing obligations under your Employment, Confidential Information, Invention Assignment and Arbitration Agreements.

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13.2    You agree and acknowledge that during your employment, you obtained certain confidential business information of the Company and its clients. You agree to hold in strictest confidence, and not to use (except for the benefit of the Company) or disclose to any person, firm, or corporation without written authorization of the Company, any confidential or proprietary information.

13.3    You understand that this confidential or proprietary information is or may be in the nature of a trade secret, and is the exclusive property of the Company. You will not retain any copies of any such confidential or proprietary information in your possession or under your control and will return all such confidential and proprietary information to the Company. You covenant that you will not, directly or indirectly, use for your own benefit, use to the detriment of the Company, or divulge to persons other than authorized representatives of the Company, any confidential or proprietary information. This confidential information obligation is a material term of this Agreement.

13.4    You recognize that the Company has received from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation and will not, directly or indirectly, use it for your own benefit or to the detriment of the Company or the third party from who it was received or to whom it belongs or for any other purpose.

14. Miscellaneous.

14.1 Counterparts and Signatures: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same written instrument.

14.2    Successors in Interest: This Agreement shall be binding upon the Parties and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. The Parties expressly warrant that they have not transferred to any person or entity any rights, causes of action, or claims released in this Agreement, and that they are fully empowered to enter into this Agreement.

14.3    Governing Law and Interpretation: This Agreement shall be governed by, interpreted under and enforced under the laws of California and venue shall be deemed to be in Santa Clara County, California. The Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties hereto.

14.4    Amendment: This Agreement may not be modified, altered or changed, except upon express written consent of the Parties.

14.5    Entire Agreement: This Agreement, together with any exhibits and other documents expressly referenced in this Agreement, sets forth the entire agreement between the Parties and supersedes any prior agreements, contracts or understandings between the Parties.

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15.    Compliance With the Older Workers’ Benefit Protection Act: Knowing and Voluntary Agreement.

By signing this Agreement, you expressly acknowledge and agree that:

15.1    You have had a full forty-five (45) calendar days within which to consider this Agreement before accepting it, or have freely and knowingly waived the right to consider this Agreement for a full 45 days by executing the Agreement before the expiration of the 45-day period. To accept this Agreement, your signed and dated Agreement must be sent via electronic mail (e-mail to Sonja Wilkerson (Sonja.Wilkerson@bloomenergy.com), and must be sent on or before February 19th, 2024.

15.2    You have carefully read and fully understand all provisions of this Agreement.

15.3    You knowingly and voluntarily agree to all the terms set forth in this Agreement and agree to be legally bound by all of the terms set forth in this Agreement.

15.4    You have been and hereby are advised in writing to consider the terms of this Agreement and to consult with an attorney.

15.5    Prior to signing this Agreement, you have had the opportunity to consult with counsel of your choice concerning the terms and conditions of this Agreement and have done so or freely chosen not to do so.

15.6    You have a full seven (7) calendar days following the execution of this Agreement to revoke this Agreement. To revoke, you must send a written statement of revocation to the Human Resources Department at Human.Resources@bloomenergy.com or to Human Resources at 4353 N 1st Street, San Jose, CA 95134. If you revoke within seven (7) days, you will receive no benefits under this Agreement.

15.7    You expressly understand that among the various rights and claims being waived by this Agreement are those arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.), but that any such claims that arise after the date of this Agreement are not waived.

15.8    Although you are releasing claims that you may have under the OWBPA and ADEA, you understand that you may challenge the knowing and voluntary nature of this release in this Agreement before a court, the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of such employment laws.

15.9    As part of this Agreement, you are receiving a detailed list of (i) the job titles and ages of all employees in your organization who are eligible to receive Separation Agreement Benefits in exchange for a release of claims in connection with this restructuring and (ii) the ages and job titles of all such employees who are not eligible

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to receive Separation Agreement Benefits in exchange for a release of claims in connection with this restructuring (Exhibit 1, attached).

16. Effective Date.
This Agreement will become effective the eighth (8th) day after you sign it, provided you deliver it and do not revoke it as set forth herein (the “Effective Date”).

Having read the foregoing, having fully understood and agreed to the terms and provisions of this Agreement and intending to be bound hereby, the Parties voluntarily and of their own free will execute this Agreement as follows:

AGREED AND UNDERSTOOD:

Dated: January 8, 2024	By: /s/ Guillermo Brooks
Employee Name

BLOOM ENERGY CORPORATION

Dated: January 8, 2024	By: /s/ Sonja Wilkerson
Sonja Wilkerson
EVP, Chief People Officer

PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.